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                               Wachovia Securities


INVESTOR No.:  6702
WACHOVIA CORP (CORP TRUST)
401 S. TRYON ST
CHARLOTTE, NC  28202


                              OFFICER'S CERTIFICATE

         Reference is hereby made to that certain Agreements between First Union National Bank (the "Company") and your institution. These Agreements are defined on the attached listing (Exhibit A). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreements.

         Pursuant to related terms of these Agreements I, Joseph M. Devine, Vice President of the Company, do hereby certify that:

         1. The Company has fully complied with the provisions of the Agreement(s) during the period from January 1, 2002 through December 31, 2002;

         2. A review of the activities of the Company during the period from January 1, 2002 through December 31, 2002 and of performance under these Agreements during such period has been made under my supervision; and

         3. To the best of my knowledge, based on such review, the Company has fulfilled all its obligations under these Agreements throughout the period from January 1, 2002 through December 31, 2002.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 25th day of March, 2003.


         /s/ Joseph M. Devine
         Joseph M. Devine
         Vice President
         Wachovia Bank, N.A. (fka First Union National Bank)


              8739 Research Dr., URP-4 o Charlotte, NC o 28288-0828
                     Phone: 704-593-7630 o Fax: 704-593-7738





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Exhibit A

SALE NUMBER                  UPB at 12/26/02

1                           $  475,693,816.09
2                           $1,147,687,165.71
3                           $   35,535,682.33
                            -----------------
Grant Total                 $1,658,916,664.13